Exhibit 2

Dated [●]December 2014
PETROPAVLOVSK 2010 LIMITED and PETROPAVLOVSK PLC and BNP PARIBAS TRUST CORPORATION UK LIMITED
SUPPLEMENTAL trust deed relating to a Trust Deed dated 18 February 2010 constituting Petropavlovsk 2010 Limited’s US$380,000,000 4 per cent Guaranteed Convertible Bonds due 2015

Contents

Clause		Page

1	Definitions and interpretation	2

2	Modification to the Principal Trust Deed	2

3	Costs, expenses and indemnification	3

4	Trust Deed	3

5	Counterparts	3

6	Governing Law and Jurisdiction	4

7	Contracts (Rights of Third Parties) Act 1999	4

THIS SUPPLEMENTAL TRUST DEED is made on [●] December 2014 between:

(1)	PETROPAVLOVSK 2010 LIMITED (the Issuer);

(2)	PETROPAVLOVSK PLC (the Guarantor); and

(3)	BNP PARIBAS TRUST CORPORATION UK LIMITED (the Trustee).

WHEREAS:

The Issuer, the Guarantor and the Trustee have entered into a trust deed (the Principal Trust Deed) dated 18 February 2010 constituting the Issuer's US$380,000,000 4 per cent Guaranteed Convertible Bonds due 2015.

By an Extraordinary Resolution dated [☐ ] December 2014 (the Extraordinary Resolution) the Bondholders consented to amend the Principal Trust Deed, and requested the Trustee to concur in such amendments and execute this Supplement Trust Deed, in order to amend the definition of the Final Maturity Date appearing in Condition 4 from 18 February 2015 to 18 March 2015.

NOW THIS DEED WITNESSES and it is declared as follows:

Definitions and interpretation

All words and expressions defined in the Principal Trust Deed, including, for the avoidance of doubt, in the Terms and Conditions of the Bonds (the Conditions) contained in Schedule 1 (Form of Original Definitive Registered Bond) to the Principal Trust Deed, shall where the context so requires and admits have the same meaning in this Supplemental Trust Deed. In addition, in this Supplemental Trust Deed the following expressions have the following meanings:

Modifications means the amendments to the Principal Trust Deed as set out in Clause 2(a); and

Registered Holder means BNP Paribas Securities Services.

Modification to the Principal Trust Deed

Pursuant to the Extraordinary Resolution, and in accordance with Clause 16 (Modification and Substitution) of the Principal Trust Deed and Condition 16 (Meetings of Bondholders, Modification and Waiver), the Principal Trust Deed, with effect from the date hereof shall be amended as follows:

(a)	The definition of the Final Maturity Date appearing in Condition 4 shall be amended from 18 February 2015 to 18 March 2015, such that the Final Maturity Date of the Bonds shall with effect from the date hereof be 18 March 2015 instead of 18 February 2015, and all references to the defined term the Final Maturity Date in the Principal Trust Deed and the Conditions shall be construed accordingly.

(b)	For the avoidance of doubt, the Trustee (acting on behalf, and on the instructions, of the Bondholders pursuant to the Extraordinary Resolution) agrees that:

(i)	pursuant to the Modifications, scheduled interest only on the Bonds shall continue to accrue in accordance with the provisions set out in Condition 7 to, but excluding, 18 March 2015 and the Issuer shall redeem each Bond then outstanding at its principal amount on 18 March 2015 in accordance with Condition 9(a);

(ii)	the Modifications are being effected in accordance with and pursuant to the relevant terms of the Principal Trust Deed and the Conditions and, for the avoidance of doubt, agrees that the Modifications do not constitute and shall not be construed by the Bondholders or the Trustee as an Event of Default or Potential Event of Default and do not constitute and shall not be construed by the Bondholders or the Trustee as any form of waiver or any actual or potential default.

Costs, expenses and indemnification

Clauses 11.3 (Remuneration and Indemnification of the Trustee – Expenses) and 11.4 (Remuneration and Indemnification of the Trustee – Indemnity) of the Principal Trust Deed shall apply, mutatis mutandis, to this Supplemental Trust Deed.

Trust Deed

This Supplemental Trust Deed is supplemental to the Principal Trust Deed and, subject to the amendments to be effected to the Principal Trust Deed hereunder, the Principal Trust Deed and the Bonds shall remain in full force and effect and the Principal Trust Deed and this Supplemental Trust Deed shall be read and construed together as one deed. The provisions of the Principal Trust Deed will, except as amended by this Supplemental Trust Deed, continue in full force and effect.

A memorandum of this Supplemental Trust Deed shall be endorsed on the original of the Principal Trust Deed by the Trustee and on the duplicate thereof by the Issuer and the Guarantor.

Counterparts

This Supplemental Trust Deed may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement. This Supplemental Trust Deed shall not come into effect until each party has executed and delivered at least one counterpart.

Governing Law and Jurisdiction

Governing Law

This Supplemental Trust Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Jurisdiction

The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Supplemental Trust Deed, the Bonds and accordingly any legal action or proceedings arising out of or in connection with this Supplemental Trust Deed or the Bonds (Proceedings) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objections to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This Clause is for the benefit of each of the Trustee and the Bondholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

Service of Process

The Issuer irrevocably appoints the Guarantor as its authorised agent for service of process in England in relation to Proceedings. Nothing in this Supplemental Trust Deed shall affect the right to serve process in any other manner permitted by law.

Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Supplemental Trust Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Trust Deed.

IN WITNESS WHEREOF this Supplemental Trust Deed has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the day first before written.

EXECUTED AS A DEED BY

PETROPAVLOVSK 2010 LIMITED

By:

Authorised signatory

EXECUTED AS A DEED BY

PETROPAVLOVSK PLC

By:

Authorised signatory

By:

Authorised signatory

THE COMMON SEAL OF

BNP PARIBAS TRUST CORPORATION UK LIMITED

was affixed to this Deed by:

Director:

Director: